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April 27, 2001



Equitable Premier Funds Trust
1290 Avenue of the Americas
New York, New York 10104

Ladies and Gentlemen:

         In order to provide Equitable Premier Funds Trust (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust
277.8 shares of each class (Class A, Class B, Class C and Class Z) of each of the following series of the Trust: Equitable Premier Large Cap Core Equity Fund; Equitable Premier Large Cap Growth Fund; Equitable Premier Large Cap Value Fund; Equitable Premier Small/Mid Cap Growth Fund; Equitable Premier Small/Mid Cap Value Fund; Equitable Premier International Equity Fund; Equitable Premier Technology Fund; and Equitable Premier Health Care Fund and
277.6 shares of each class (Class A, Class B, Class C and Class Z) of the following series of the Trust: Equitable Premier Core Bond Fund, at the price of $10.00 per share.

         We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.


                                           Very truly yours,


                                           THE EQUITABLE LIFE ASSURANCE SOCIETY
                                           OF THE UNITED STATES



                                            By:  /s/ Steven M. Joenk
                                              ----------------------
                                            Name: Steven M. Joenk
                                            Title:  Senior Vice President